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                        AMENDMENT TO SEPARATION AGREEMENT

         This Amendment to Separation Agreement ("Amendment) is made and entered into as of the 8th day of July, 2002, by and among PETER KIEWIT SONS', INC., a Delaware corporation ("PKS"), KIEWIT MATERIALS COMPANY, a Delaware corporation ("KMC") and KIEWIT CONSTRUCTION GROUP INC., a Delaware corporation ("KCG" and together with PKS and KMC, collectively the "Parties" or individually a "Party").

         PRELIMINARY STATEMENTS. The Parties have previously entered into a Separation Agreement dated as of August 8, 2000 (the "Separation Agreement"), with respect to a series of transactions (the "Transaction") intended to separate the construction and materials segments of PKS into two separate independent companies.

         KMC has entered into discussions with Rinker Materials Corporation respect to a possible transaction ("Acquisition Transaction") which, if consummated, would lead to a change of control of KMC. In connection with such Acquisition Transaction, the Parties desire to amend the Separation Agreement as provided herein.

         NOW, THEREFORE, in consideration of the premises, the Parties hereby agree as follows:

         1. Capitalized Terms. Unless otherwise specified, capitalized terms used herein shall have the meanings specified in the Separation Agreement.

         2. Columbia River Property. In connection with the Transaction, members of the Construction Group transferred and assigned certain real property (the "Real Property"), leasehold interests and equipment located in Clark County, Washington to a member of the Materials Group (the "Columbia River Property"). Prior to such transfer, one or more members of the Construction Group had owned the Real Property continuously since September 11, 1984. In contemplation of the Acquisition Transaction, the Parties desire that the Columbia River Property be transferred and assigned from a member of the Materials Group to a member of the Construction Group, and that such member of the Construction Group defend and indemnify the Materials Group from and against certain environmental liabilities relating to the Real Property (collectively, the "Reconveyance Transaction"). The Parties agree to use their respective best efforts to enter into definitive agreements with respect to and to close the Reconveyance Transaction on or before the date of the closing of the Acquisition Transaction (the "Acquisition Transaction Closing Date"), containing the terms and conditions of the draft agreements attached hereto as Exhibit A. The Parties agree that PKS shall not be obligated to close on the Reconveyance Transaction unless KCG has been released from the Cement Purchase Agreement as specified in Paragraph 3 below.

         3. California Portland Cement Obligations. KCG has certain obligations with respect to the Materials Business pursuant to the terms and conditions of a March 7, 1994 Amended and Restated Cement Purchase Agreement between KCG and California Portland Cement Company (the "Cement Purchase Agreement"). Section 5.11 of the Separation Agreement provides that KMC will indemnify and hold harmless PKS and KCG for any Losses arising from or relating to any such obligations. In contemplation of the Acquisition Transaction, the Parties desire to cause the Cement Purchase Agreement to be modified to release KCG from any obligations thereunder.

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The Parties agree to use their respective best efforts to amend the Cement
Purchase Agreement or obtain a separate document, in either case, to release KCG on or before the Acquisition Transaction Closing Date, upon such terms and conditions as are mutually acceptable to the Parties.

         4. Administrative Services. In connection with the Transaction, PKS and KMC entered into an Administrative Services Agreement dated September 30, 2000, as amended (the "Services Agreement"), pursuant to which PKS provides certain administrative services to the Materials Group. Section 5 of the Services Agreement provides that PKS may terminate the Services Agreement immediately upon a "Change of Control" of KMC (as defined therein). In contemplation of the Acquisition Transaction, PKS has agreed with Rinker Materials Corporation that it will not terminate the Services Agreement due to the Change of Control and contemporaneously with the execution hereof, has executed a letter agreement with Rinker Materials Corporation regarding the continuation by PKS of certain administrative services to the Materials Group. The Parties agree that PKS shall not be obligated to provide administrative services to the Materials Group subsequent to the Acquisition Transaction Closing Date unless KCG has been released from its obligations under the Cement Purchase Agreement as specified in Paragraph 3 above.

         5. Use of Kiewit Name. Section 5.7 of the Separation Agreement provides that KMC shall have a revocable non-exclusive right and license to use the name "Kiewit" solely as part of the name "Kiewit Materials Company" and that PKS may revoke such license at any time upon the sole determination of the PKS Board. In contemplation of the Acquisition Transaction, the Parties desire to provide for a transition period pursuant to which KMC may continue to utilize the name "Kiewit" as part of the name "Kiewit Materials Company". The Parties agree, that in consideration of the mutual covenants and agreements set forth herein, and the payment set forth in Paragraph 7 hereof, KMC shall continue to have the limited non-exclusive right and license to use the name "Kiewit" as part of the name "Kiewit Materials Company" and as otherwise currently used by Materials Group for a transition period of six months from the date of the Acquisition Transaction Closing Date. Upon the expiration of such transition period, the license and right to use the name "Kiewit" shall be deemed revoked without the need of any further action on the part of PKS or the PKS Board and KMC and its Subsidiaries and Affiliates will thereafter cease using the name "Kiewit". The Parties agree that PKS shall not be obligated to provide KMC with the continued limited non-exclusive right and license to use the "Kiewit" name unless KCG has been released from its obligations under the Cement Purchase Agreement as specified in Paragraph 3 above and unless KMC has made the payment to PKS as specified in Paragraph 7 below.

         6. Modification of Indemnification Obligations. Article IV of the Separation Agreement sets forth certain indemnification obligations of each of the Construction Group and the Materials Group. In contemplation of the Acquisition Transaction and in conformance with the other agreements and provisions contemplated herein, the Parties desire to amend certain of their indemnification obligations. The Parties agree, that in consideration of the mutual covenants and agreements set forth herein, and the payment set forth in Paragraph 7 hereof, effective as of the Acquisition Transaction Closing Date and the payment of the sum specified in Paragraph 7 below, Section 4.1 of the Separation Agreement shall be amended in its entirety to read as follows:

                  "4.1 INDEMNIFICATION. (a) From and after the Effective Date, KMC will indemnify, defend and hold harmless each Construction Indemnitee from and against all Losses incurred or suffered by any Construction Indemnitee arising out of


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         or due to, directly or indirectly, (i) any breach by KMC of any obligation under this Agreement, (ii) the Materials Assets, (iii) the Materials Business, (iv) Materials Securities Transactions, and (v) the Materials Liabilities. Notwithstanding the foregoing, no Construction Indemnitee will be entitled to indemnification under this Section 4.1(a) in respect of any Loss arising out of or due to, directly or indirectly, (x) any Liability for which PKS' Affiliate indemnifies KMC's Affiliate from and against pursuant to the Indemnification Agreement attached hereto as part of Exhibit A, or (y) any securities transactions described in Section 4.1(b)(ii) below.

                           (b) From and after the Effective Date, PKS and KCG will: (i) indemnify, defend and hold harmless each Materials Indemnitee from and against all Losses incurred or suffered by any Materials Indemnitee arising out of or due to, directly or indirectly,
         (A) any breach by PKS or KCG of any obligation under this Agreement,
         (B) the Construction Assets, (C) the Construction Business, (D) Construction Securities Transactions, and (E) the Construction Liabilities; and (ii) with respect to any claims made by or on behalf of a shareholder or former shareholder of KMC relating to his or her voluntary sale to KMC of shares of the common stock of KMC, par value $.01 per share ("KMC Stock") on and after November 1, 2001 and prior to the date a public announcement is made with respect to an Acquisition of KMC (the "Relevant Period"), that the consideration which was actually paid to such shareholder for such shares of KMC Stock sold during the Relevant Period was less than the consideration paid in an Acquisition of KMC or that KMC should have disclosed a possible Acquisition of KMC or not purchased KMC Stock in light of a possible Acquisition of KMC ("Shareholder Claims"), indemnify, defend and hold harmless each Materials Indemnitee from and against all Losses incurred or suffered by any Materials Indemnitee arising out of or due to, directly or indirectly, any such Shareholder Claims. For purposes of determining the Materials Indemnities to be indemnified pursuant to
         Section 4.1(b)(ii) above, an individual shall be deemed to be a Materials Individual if the individual was, whether before or after the Effective Date, a director, officer or employee of any member of the Materials Group, but solely to the extent that any Loss incurred by such Person is incurred in that capacity.

                           (c) This Section 4.1 shall not apply to any matter or item specifically covered by indemnification or risk allocation provisions of the Continuing Agreements.

                           (d) If an Indemnitee realizes a Tax benefit or detriment by reason of having incurred a Loss for which such Indemnitee receives an Indemnity Payment from an Indemnifying Party or by reason of receiving an Indemnity Payment, such Indemnitee shall pay to such Indemnifying Party an amount equal to the Tax benefit, or such Indemnifying Party shall pay to such Indemnitee an additional amount equal to the Tax detriment (taking into account any Tax detriment resulting from the receipt of such additional amounts), as the case may be. If, in the opinion of counsel to an Indemnifying Party reasonably satisfactory in form and substance to the affected Indemnitee, there is a substantial likelihood that the Indemnitee will be entitled to a Tax benefit by reason of an Indemnifiable Loss, the Indemnifying Party


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         promptly shall notify the Indemnitee and the Indemnitee promptly shall take any steps (including the filing of such returns, amended returns or claims for refunds consistent with the claiming of such Tax benefit) that, in the reasonable judgment of the Indemnifying Party, are necessary and appropriate to obtain any such Tax benefit. If, in the opinion of counsel to an Indemnitee reasonably satisfactory in form and substance to the affected Indemnifying Party, there is a substantial likelihood that the Indemnitee will be subjected to a Tax detriment by reason of an Indemnification Payment, the Indemnitee promptly shall notify the Indemnifying Party and the Indemnitee promptly shall take any steps (including the filing of such returns or amended returns or the payment of Tax underpayments consistent with the settlement of any Liability for Taxes arising from such Tax detriment) that, in the reasonable judgment of the Indemnitee, are necessary and appropriate to settle any Liabilities for Taxes arising from such Tax detriment. If, following a payment by an Indemnitee or an Indemnifying Party pursuant to this Section 4.1(d) in respect of a Tax benefit or detriment, there is an adjustment to the amount of such Tax benefit or detriment, then each of the Indemnifying Party and the Indemnitees shall make appropriate payments to the other to reflect such adjustments.

                           (e) The amount which an Indemnifying Party is required to pay to any Indemnitee pursuant to this Section 4.1 will be reduced (including retroactively) by any insurance proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Loss, it being understood and agreed that the members of each Group will use their commercially reasonable efforts to collect any such proceeds or other amounts to which they are entitled, without regard to whether it is the Indemnifying Party hereunder. If an Indemnitee receives an Indemnity Payment in respect of an Indemnifiable Loss and subsequently receives insurance proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the difference between (i) the sum of the amount of such Indemnity Payment and the amount of such insurance proceeds or other amounts actually received and (ii) the amount of such Loss, adjusted (at such time as appropriate adjustment can be determined) in each case to reflect any premium adjustment attributable to such claim.

                           (f) No person other than an Indemnitee is intended to be a beneficiary of the indemnification provisions set forth above, and no insurer will be relieved thereby of any obligation to pay any claims to which it is obligated or be entitled to any right of subrogation with respect to any amount paid hereunder and no indemnification provision hereof is intended to constitute and shall not be construed as constituting either an admission of the existence or merit of any potential claim which could give rise to an Indemnity Payment or an admission of fault or wrongdoing by any Party.

                           (g)      For purposes of this Section 4.1,
         "Acquisition of KMC" shall mean the occurrence of Rinker Materials Corporation or one of its Affiliates (the "Acquiror") becoming the beneficial owner, directly or indirectly, through a purchase or other acquisition transaction or series of transactions, of shares of KMC

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         Stock entitling such Acquiror to exercise 100% of the total voting power of all shares of capital stock of KMC entitled to vote generally in the election of directors."

         7. Payment. Contemporaneously with the closing of the Acquisition Transaction, KMC shall pay PKS the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00).

         8. Effective Date. PKS' and KCG's obligations set forth in Paragraphs 2, 4, 5 and 6 of this Amendment shall only be effective upon the closing of the Acquisition Transaction, and in the event that the Acquisition Transaction Closing Date does not occur on or before December 31, 2002, this Agreement shall be of no further force or effect and the Parties shall have no rights or obligations hereunder.

         9. Miscellaneous. Any other changes or modifications to the Separation Agreement necessary to conform such agreement to this Amendment are hereby deemed to be made. In all other respects, not inconsistent with this Amendment, the terms of the Separation Agreement, not specifically or by necessary implication amended or modified hereby, shall be and remain in full force and effect as modified hereby. The parties acknowledge that the Separation Agreement as amended hereby cannot be further amended prior to the Acquisition Transaction Closing Date without the prior written consent of Rinker Materials Corporation, unless the agreement between Rinker Materials Corporation and KMC and/or their respective Affiliates to effect the Acquisition Transaction is otherwise terminated pursuant to its terms.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

                                        PETER KIEWIT SONS', INC.


                                        By: /s/ Bruce E. Grewcock
                                            --------------------------------
                                             Bruce E. Grewcock, President

                                        KIEWIT MATERIALS COMPANY


                                        By: /s/ Christopher J. Murphy
                                            ---------------------------------
                                             Christopher J. Murphy, President

                                        KIEWIT CONSTRUCTION GROUP INC.


                                        By: /s/ Kenneth E. Stinson
                                            --------------------------------
                                             Kenneth E. Stinson, President


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